Exhibit 10f

ALCOA INC.

RULES FOR PERFORMANCE SHARE AWARDS

Effective January 1, 2004

These rules are authorized by the Compensation and Benefits Committee of the Board of Directors. They are deemed to be incorporated into and form a part of every Performance Share Award issued under the Alcoa Stock Incentive Plan (the “Plan”) on or after January 1, 2004, unless the notification form or agreement evidencing the award provides otherwise.

Terms that are defined in the Plan have the same meanings in these rules, except that Alcoa or Company means Alcoa Inc. or any of its controlled subsidiaries or affiliates.

General Terms and Conditions

1.	Performance Share Awards are subject to the terms and conditions set forth in the related form of Performance Share Award notification letter, the provisions of the Plan and the provisions of these rules. A Performance Share Award is a commitment by the Company to issue, on the third anniversary date of the date shown in the Award notification letter, from 0 to 200% of the Target number of shares of Alcoa common stock indicated in the Award notification letter.

Vesting and Payment

2.	The exact amount of Stock to be received under a grant by a participant, if any, will be determined within not later than 18 months after the date of the Award grant, and such determination will be made in accordance with the performance metrics reflected in the Award notification letter. The Award will then vest on the third anniversary date of the date of grant, unless the Committee establishes a later date for vesting with respect to all or a portion of the shares subject to the Award at the time of the grant of the Award.

3.	As a condition to a Performance Share Award vesting, a participant must remain an Alcoa employee actively at work through the date of vesting. Except to the extent otherwise provided herein, if the participant’s employment with Alcoa terminates prior to the vesting date of the Performance Share Award, the Award is forfeited and is automatically canceled.

4.	Prior to issuance of Stock upon vesting, the participant has no voting rights or rights to receive dividends with respect to shares covered by the Performance Share Award. However, prior to issuance of any Stock, the Committee may authorize the payment of cash dividend equivalents. Such amounts, if authorized, will be equal to the common stock dividend per share payable on Alcoa common stock multiplied by: (i) during the first 12 – 18 months following the date of grant, the Target number of shares covered by the Award and specified in the Award notification letter, or (ii) after the exact amount of Stock to be received under the grant by the participant, if any, is determined in accordance with the performance metrics reflected in the Award notification letter, the exact number of shares to be received by the participant upon vesting. Dividend equivalents will be paid as part of a participant’s salary at approximately the time of payment of regular Alcoa common stock dividends.

5.	A. The three year cliff vesting schedule continues to apply to a Performance Share Award in the following situations:

(i)	A Performance Share Award held by a participant who, anytime after 6 months from the Award’s grant date, retires under a Company, subsidiary or government retirement plan in which the participant is eligible for immediate payment of a retirement benefit, is not forfeited but vests on the original stated vesting date set forth in the Award notification letter.

(ii)	A Performance Share Award held by a participant who dies while an employee is not forfeited but vests on the original stated vesting date set forth in the Award notification letter.

(iii)	As determined at the Company CEO’s discretion, if an unvested Performance Share Award is held by a participant identified by the Company to be terminated from employment with the Company or a subsidiary as a result of the divestiture of a business or portion of a business of the Company or a subsidiary, and the participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of closing, or the participant is not offered a job by the entity acquiring the business and is terminated by the Company or a subsidiary within 90 days of the closing of the sale, then the three-year cliff vesting schedule continues to apply.

B. Upon certain Change in Control events described in the Plan, all contingencies and restrictions shall lapse, the Performance Share Award shall be considered to be earned and payable and the Award shall be immediately settled or distributed. If the Change in Control event occurs before the actual number of shares to be received by the participant based on performance results can be determined pursuant to paragraph 2 above, the Performance Share Award shall be settled at the Target amount reflected in the Award notification letter. If the Change in Control event occurs after the actual number of shares, if any, to be received by the participant can be determined pursuant to paragraph 2 above, the Performance Share Award shall be settled at the exact number of shares that would have been received by the participant upon vesting.

6.	All taxes required to be withheld under applicable tax laws in connection with a participant’s receipt of Stock issued in connection with the Performance Share Award must be paid by the participant at the time the Award vests and shares of Stock with respect to the Award become issuable.

7.	A participant’s obligation to pay required United States’ federal, state or local withholding taxes in connection with his or her receipt of Stock will be satisfied by Alcoa’s withholding from the shares of Stock to be issued upon payment of the Performance Share Award that number of shares whose fair market value on the vesting date equals the withholding amount to be paid. Withholding taxes include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.

8.	The amount of taxes to be paid by a participant using shares of Stock retained from the shares then issuable in connection with the Performance Share Award will be determined by applying the minimum rates required by applicable tax regulations.

9.	“Fair market value” per share of Stock on any given date is the mean of the high and low trading prices per share of Stock on that date as reported on the New York Stock Exchange or other stock exchange on which the Stock then principally trades. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the mean of the high and low trading prices as reported for the next preceding day on which that exchange was open for business will be used.

Beneficiaries

10.	Participants will be entitled to designate one or more beneficiaries to receive all Performance Share Awards that have not yet vested at the time of death of the participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Plan administrator.

11.	Beneficiary designations on an approved form will be effective at the time received by the Plan administrator. A participant may revoke a beneficiary designation at any time by written notice to the Plan administrator or by filing a new designation form. Any designation form previously filed by a participant will be automatically revoked and superseded by a later-filed form.

12.	A participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

13.	On the beneficiary designation form, it is recommended that the participant’s signature be witnessed by two persons. However, no person named as a beneficiary on the form should sign as a witness. If the participant is married at the time the beneficiary designation form is filed, then unless the participant’s spouse is the sole beneficiary named on the form, it is recommended that the spouse also sign. The spouse’s signature should be notarized.

14.	The failure of any participant to obtain any recommended signature on the form will not invalidate the beneficiary designation or prohibit Alcoa from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Performance Share Award prior to the death of the participant who designated such beneficiary.

15.	Unless the participant indicates on the form that a named beneficiary is to receive Performance Share Awards only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Performance Share Award upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Performance Share Awards.

16.	Should a beneficiary die after the participant but before the Performance Share Award is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the participant will obtain no rights or interest in a Performance Share Award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the participant on the form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the participant’s death, and all members of the class will be deemed to take “per capita.”

ASIP AWARD RULES (JANUARY 2004)

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